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                                  NEWS RELEASE

Contact:
Thomas Gunning
 Secretary/Treasurer
Covista Communications, Inc.
Tel: 201-599-6464
Fax: 201-599-8343
E-mail: tgunning@covista.com
        --------------------

                              For Immediate Release

            COVISTA COMMUNICATIONS, INC. ANNOUNCES OPERATING RESULTS
                 FOR QUARTER AND SIX MONTHS ENDED JULY 31, 2003

CHATTANOOGA, TN - September 12, 2003 - Covista Communications, Inc. (NASDAQ symbol: CVST) today announced operating results for the three-month and six-month periods ended July 31, 2003. For the three months ended July 2003, the Company reported a loss of $885,000 or $0.05 a share on sales of $21,457,000 as compared with a loss of $3,217,000 or $0.25 per share on sales of $25,681,000 for the prior year's fiscal period. The Company reported a loss of $1,663,000 or $0.09 per share on revenues of $44,727,000 for the six months ended July 31, 2003, as compared with a loss of $6,081,000 or $0.48 per share on revenues of $50,229,000 for the comparable period in the prior fiscal year.

John Leach, President and Chief Executive Officer of Covista, pointed out that non-cash charges of $4,137,000 represented $0.23 per share and consisted primarily of depreciation and amortization. "We have experienced a dramatic improvement in our gross margins due primarily to improved network efficiencies. Most importantly, the Company increased net cash flow from operating activity by over $5 million versus the comparative six month period from the prior year" said Mr. Leach. Mr. Leach went on to say "as I reported in our last press release, Covista has been testing our local product this past summer. The testing has now been successfully completed and we plan to actively market our local product to our 225,000 existing customers, as well as new customers, in our third fiscal quarter." Mr. Leach concluded, "we have made significant strides in our operations, developing a local product while maintaining positive cash flow from operations for our third consecutive quarter. I am confident that we will sustain this pattern and return to profitability in the near future."

About Covista:

Covista is a facilities-based telecommunications service provider with a substantial customer base in the residential, commercial and wholesale market segments. Its products and services include a broad range of voice, data and Internet solutions, including local, long distance and toll-free services, calling cards, Internet access, directory assistance and teleconferencing services. Covista currently owns and operates switches in New York City, Philadelphia, Dallas, Chattanooga and Minneapolis. Covista operates Network Operations, call center and information technology facilities in Chattanooga to monitor its switched network and to coordinate its various services. For



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information on becoming a Covista customer, please telephone 800-805-1000 or visit the Company's website at www.covista.com.

The following is a consolidated summary of operations (unaudited) for the quarter and six months ended July 31, 2003 and 2002:

                                                    Three-Months Ended July 31                 Six-Months Ended July 31
                                                    2003                  2002                 2003               2002
                                                --------------------------------------------------------------------------
Revenues                                        $21,457,000           $25,681,000          $44,727,000        $50,229,000
Cost and expense                                 22,251,000            29,422,000           46,223,000         56,637,000
Operating (loss)                                   (794,000)           (3,741,000)          (1,496,000)        (6,408,000)
Other (expense) income                              (91,000)              524,000             (167,000)           327,000
Net earning (loss)                                 (885,000)           (3,217,000)          (1,663,000)        (6,081,000)
Comprehensive (loss)                              $(885,000)          $(3,217,000)         $(1,663,000)       $(6,081,000)
                                                --------------------------------------------------------------------------
Basic loss per common
     share                                           $(0.05)               $(0.25)              $(0.09)            $(0.48)
Diluted earnings (loss) per
     common share                                    $(0.05)               $(0.25)              $(0.09)            $(0.48)
Average number of
     common shares
         Basic                                   17,783,092            12,670,805           17,783,092         12,568,524
         Diluted                                 17,783,092            12,670,805           17,783,092         12,568,524


Information relating to forward-looking statements:

This press release contains historical and forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements such as statements of the company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes," "expects," "plans," "projects," "intends," "estimates," "anticipates," or similar terms, are considered to contain uncertainty and are forward-looking statements. The actual results could differ materially from those discussed. Factors that could contribute to such differences include: changes in market conditions and increased competition from other telecommunications and internet service providers, including wireless providers; government regulations; the volatile and competitive environment for internet telephony; advances in competitive products or technologies that could reduce demand for services; availability of transmission facilities; management of growth; customer concentration and attrition; the ability to successfully integrate acquired companies; the ability to successfully develop and bring new services to market; inaccurate or incomplete assumptions on the part of management; and other risks discussed in the company's SEC filings, including form 10-K and form 10-Q, which can be accessed at the SEC web site at www.sec.gov.

Readers of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, this list should not be considered a complete statement of all potential risks



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or uncertainties. Covista does not assume the obligation to update any forward-looking statement, except as is required by applicable law.

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